Exhibit 99.1

       Actuate Reports Third Quarter Results; Revenues Increase
    Year-Over-Year; License Revenues Continue Sequential Increase

    SOUTH SAN FRANCISCO, Calif.--(BUSINESS WIRE)--Oct. 28, 2003--Actuate Corporation (Nasdaq:ACTU), the world leader in scalable Business Intelligence Applications, today announced its financial results for the third quarter ended September 30, 2003. Revenues for the third quarter were $25.9 million, compared with $25.6 million in the third quarter of 2002. License revenues for the third quarter of 2003 were $12.2 million compared with $11.9 million in the second quarter of 2003, an increase of 3%.
    On a GAAP basis, Actuate's net loss was $645,000 or $0.01 per share for the third quarter of 2003 compared with a net loss of $25.9 million or $0.43 per share reported for the third quarter of 2002. On a non-GAAP basis, Actuate's net income in the third quarter of 2003 was $429,000 or $0.01 per diluted share compared with net income of $1.6 million or $0.03 per diluted share reported for the third quarter of 2002.
    Non-GAAP financial measures discussed in this press release exclude the amortization of intangibles, purchased in-process research and development costs and restructuring charges. All of these expenses are included in Actuate's GAAP results.
    In September 2003, in conjunction with our review of our accrued liability balances, the Company determined that the liability for accrued compensation on the balance sheet was overstated by approximately $875,000 ($0.01 per share). Since the impact to prior years' annual and interim financial statements was not material, the Company recorded a reduction in operating expense of the overstated amount in the third quarter of 2003 to reflect the proper estimate of the liability. The reversal of this operating expense, properly recorded in the respective prior periods, would have increased GAAP and non-GAAP income for fiscal year 2001, fiscal year 2002 and the six months ended June 30, 2003 by $0.01 per share, $0.00 per share and $0.01 per share, respectively. The impact on GAAP net income for previously reported interim periods will be disclosed in the company's form 10-Q for the quarter ended September 30, 2003.
    Cash, cash equivalents and short-term investments totaled $44.2 million on September 30, 2003, a decrease of $4.1 million compared with the second quarter of 2003 due primarily to the acquisition of Nimble Technology. Deferred revenue increased to $24.1 million as of September 30, 2003, an increase of 5% compared with the $23.1 million on June 30, 2003. Days sales outstanding (DSO) held flat at 69 days in the third quarter.
    "The sequential increase in license revenues and year-over-year increase of total revenues are positive signs for Actuate," said Pete Cittadini, Actuate's president and chief executive officer. "We are making progress with our international businesses and continue to gain traction within Global 9000 companies. We believe our server centric platform is the right solution for Global 9000 companies who are seeking to build and deploy scalable Business Intelligence applications that deliver high value in self-service fashion with zero-training and high adoptability. Actuate 7 remains the only platform that is both scalable enough to deliver information to an organization's entire user population both inside and outside the firewall, and flexible enough to facilitate the building of applications that satisfy the diversity of information requirements within the enterprise. We are poised to take a leading role as the market shifts to enterprise solutions for all users and away from departmental tools for power users."

    Significant Q3 highlights for Actuate included the following:

    -- Added over 100 new customers, 16 of which are corporations with revenues greater than $1.0 billion;

    --  Received 54 repeat orders greater than $100,000;

    --  Recorded three transactions greater than $1.0 million;

    --  Recorded a 3% increase in license revenues over Q2 2003;

    --  Increased license revenue mix to 47% of total revenues;

    -- Reported international revenues at 22% of total revenues compared with 19% during Q2 2003;

    --  Acquired Nimble Technology;

    --  Established Actuate China;

    --  Increased deferred revenue by $1.0 million from Q2 2003;

    --  Held days sales outstanding at 69 days, flat with Q2 2003.

    During the third quarter of 2003, Actuate closed over 100 new customers within its sales channels, continuing an expansion of the company's installed base across a wide variety of industry segments, particularly government, pharmaceuticals, health care, energy and consumer products. New customers added in the first quarter included, among others, Executive Office of the President of the United States, Genentech, Halifax Corporation, Municipal Property Assessment Corporation, National Medical Services, New York Central Mutual Fire Insurance Company, Nielsen Media Research, Old Republic National Title Insurance, State of Washington, University of New Hampshire, U.S. Department of Energy and Wolseley Management.
    In the third quarter, Actuate received significant repeat orders from American Express, Amkor Technology, Bank of America, BankAtlantic, Bank of Montreal, Caremark, Charles Schwab, Checkfree, Citigroup, Compass Group, CSX World Terminals, DTE Energy, Fidelity Investments, Fleet Securities, Humana, IBM Global Services, JP Morgan Chase, KinderCare Learning Centers, Marriott International, MassMutual Financial, Paymentech, Pfizer, Qwest Communications, Tennessee Valley Authority, Trane and Wachovia, among others.
    The non-GAAP financial measures discussed in the text of this press release and accompanying non-GAAP supplemental information represent financial measures used by Actuate's management to evaluate the operating performance of the Company and to conduct its business operations. These non-GAAP results differ from GAAP by excluding, net of associated taxes, the non-cash charge associated with the amortization of intangibles, purchased in-process research and development costs and restructuring charges. It is management's belief that these items are not indicative of ongoing operations and as a result, non-GAAP financial measures that exclude such items provide additional insight for investors in evaluating the Company's financial and operational performance. However, these non-GAAP financial measures are not intended to be an alternative to financial measures prepared in accordance with GAAP. Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the Company's GAAP and non-GAAP financial results is provided in this press release and investors are advised to carefully review and consider this information as well as the GAAP financial results that are disclosed in the Company's SEC filings. Additionally, the non-GAAP reconciliation will be available in the investor relations section of Actuate's website at www.actuate.com.

    Conference Call Information

    Actuate will be holding a conference call at 2:00 p.m. Pacific Time, today, October 28, 2003 to discuss third quarter 2003 results. The dial-in number for the call is 973-528-0008. The conference call will be simultaneously broadcast live in the Investor Relations section of Actuate's web site at www.actuate.com and will be available as an archived replay at the same location until approximately November 11, 2003.

    About Actuate Corporation

    Actuate Corporation is the world leader in scalable Business Intelligence applications. Actuate's Information Application Platform is the foundation on which Global 9000 organizations (companies with annual revenues greater than $1 billion) and packaged application software vendors create reporting and analytics applications that scale to empower 100 percent of their user community inside and outside the firewall. These Information Applications include Business Performance Management (BPM) dashboards, Information Portals as well as business analytic, enterprise reporting and spreadsheet reporting applications. Information Applications built with Actuate enable companies to increase their business agility, improve customer and partner relationships, adhere to corporate governance policies, and increase revenues while leveraging existing technology assets. When tested against other business intelligence products, Actuate's Information Application Platform has been proven to offer industry-leading scalability, the best performance and the lowest Total Cost of Ownership. Actuate has over 2,100 direct customers and 300 OEM partners in a range of industries including financial services, pharmaceuticals, insurance, and distribution services, as well as the government sector.
    Founded in 1993, Actuate has headquarters in South San Francisco, Calif., and has offices worldwide. For more information on Actuate, visit the company's Web site at http://www.actuate.com.

    The statements contained in this release that are not purely historical are forward looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, including statements regarding Actuate's expectations, beliefs, hopes, intentions or strategies regarding the future. All forward-looking statements in this release are based upon information available to Actuate as of the date hereof, and Actuate disclaims any obligation to update or revise any such forward-looking statements based on changes in expectations or the circumstances or conditions on which such expectations may be based. Actual results could differ materially from Actuate's current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the general spending environment for information technology products and services in general and Business Intelligence Application software in particular, quarterly fluctuations in our revenues and other operating results, our ability to expand our international operations, our ability to successfully compete against current and future competitors, the impact of the acquisition of Nimble Technology and other future acquisitions on the company's financial and/or operating condition, the ability to increase revenues through our indirect channels, general economic and geopolitical uncertainties and other risk factors that are discussed in Actuate's Securities and Exchange Commission filings, specifically Actuate's 2002 Annual Report on Form 10-K filed on March 28, 2003 and Quarterly Report on Form 10-Q filed on August 14, 2003.

    Actuate is a registered trademark of Actuate Corporation. All other products and corporate names referenced are trademarks of their respective companies.

                         ACTUATE CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                         September 30,    December 31,
                                             2003            2002
                                        ---------------  -------------
                  ASSETS
Current assets:
  Cash and cash equivalents              $      33,254   $     23,595
  Short-term investments                        10,980         21,272
  Accounts receivable, net                      19,480         23,979
  Other current assets                           3,440          3,659
                                        ---------------  -------------
Total current assets                            67,154         72,505
Property and equipment, net                      5,386          6,204
Goodwill and other intangibles, net             27,504         26,146
Deferred income taxes                            1,994          2,140
Other assets                                     1,586          1,441
                                        ---------------  -------------
                                         $     103,624   $    108,436
                                        ===============  =============

   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                       $       3,780   $      3,071
  Current portion of restructuring
   liabilities                                   2,373          3,481
  Accrued compensation                           4,443          4,947
  Other accrued liabilities                      5,103          6,909
  Income taxes payable                           1,017            950
  Deferred revenue                              24,089         23,273
                                        ---------------  -------------
Total current liabilities                       40,805         42,631
                                        ---------------  -------------

Restructuring liabilities, net of
 current portion                                15,467         17,382

Stockholders' equity                            47,352         48,423
                                        ---------------  -------------
                                        $      103,624   $    108,436
                                        ===============  =============


                         ACTUATE CORPORATION
                CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data)
                             (unaudited)

                                 Three Months Ended  Nine Months Ended
                                   September  30,     September 30,
                                 ------------------ ------------------
                                    2003      2002     2003      2002
                                 -------- --------- -------- ---------
Revenues:
 License fees                    $12,223  $ 13,193  $34,977  $ 44,063
 Services                         13,677    12,361   42,059    37,805
                                 -------- --------- -------- ---------
Total revenues                    25,900    25,554   77,036    81,868
                                 -------- --------- -------- ---------

Costs and expenses:
 Cost of license fees                511       411    1,292     1,471
 Cost of services                  5,692     5,759   17,448    18,433
 Sales and marketing              11,564    10,525   34,286    35,465
 Research and development          4,864     4,328   13,831    14,143
 General and administrative        2,722     2,244    9,572     8,871
 Amortization of other
  intangibles                        609       996    2,530     2,989
 Purchased in-process research
  and development                    600         -      600         -
 Restructuring charges                 -    26,223        -    26,223
                                 -------- --------- -------- ---------
Total costs and expenses          26,562    50,486   79,559   107,595
                                 -------- --------- -------- ---------
Loss from operations                (662)  (24,932)  (2,523)  (25,727)
Interest and other income, net       139       214      439       576
                                 -------- --------- -------- ---------
Loss before income taxes            (523)  (24,718)  (2,084)  (25,151)
Provision for income taxes          (122)   (1,195)  (1,258)   (1,032)
                                 -------- --------- -------- ---------
Net loss                         $  (645) $(25,913) $(3,342) $(26,183)
                                 ======== ========= ======== =========

Basic and diluted net loss per
 share                           $ (0.01) $  (0.43) $ (0.06) $  (0.43)
                                 ======== ========= ======== =========

Shares used in basic and diluted
 per share calculation            61,040    59,994   60,557    60,293
                                 ======== ========= ======== =========


                          ACTUATE CORPORATION
                   NON-GAAP SUPPLEMENTAL INFORMATION
                 (in thousands, except per share data)
                              (unaudited)

                                Three Months Ended  Nine Months Ended
                                   September 30,      September 30,
                                 ----------------- ------------------
                                   2003     2002     2003      2002
                                 -------- -------- --------  --------
Supplemental information:
  Net loss                       $  (645) $(25,913) $(3,342) $(26,183)
Add back charges:
  Amortization of other
   intangibles                       609       996    2,530     2,989
  Purchased in-process research
   and development                   600         -      600         -
  Certain legal and accounting
   fees (1)                            -         -    2,441         -
  Idle facility expense                -         -        -     1,760
  Restructuring charges                -    26,223        -    26,223
                                 -------- -------- --------  --------
Total add back charges             1,209    27,219    5,571    30,972
                                 -------- -------- --------  --------

Adjustment for income taxes (2)     (135)      257      (49)   (1,151)
                                 -------- -------- --------  --------
Non-GAAP net income              $   429  $  1,563  $ 2,180  $  3,638
                                 ======== ======== ========  ========

Non-GAAP basic net income per
 share                           $  0.01  $   0.03  $  0.04  $   0.06
                                 ======== ======== ========  ========

Shares used in basic per share
 calculation                      61,040    59,994   60,557    60,293
                                 ======== ======== ========  ========

Non-GAAP diluted net income per
 share                           $  0.01  $   0.03  $  0.03  $   0.06
                                 ======== ======== ========  ========

Shares used in diluted per share
 calculation                      64,926    60,497   62,722    62,535
                                 ======== ======== ========  ========

(1) Legal costs related to the litigation with MicroStrategy, Incorporated and nonrecurring accounting fees related to the special review of unauthorized license agreements during the nine months ended September 30, 2003.

(2) The provision for income taxes used in arriving at the non-GAAP net income for all of the periods presented was computed using an income tax rate of 37.5%. The amount of provision for income taxes used in arriving at the non-GAAP net income does not reflect the actual or future expected provision for income taxes.


                          ACTUATE CORPORATION
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (in thousands)
                              (unaudited)

                                                   Nine Months Ended
                                                      September 30,
                                                   ------------------
                                                      2003      2002
                                                   --------  --------
 Operating activities
  Net loss                                         $ (3,342) $(26,183)
  Adjustments to reconcile net loss to net cash
   from operating activities:
    Amortization of deferred compensation                41       109
    Amortization of other intangibles                 2,530     2,989
    Depreciation                                      2,350     3,373
    Purchased in-process research and development       600         -
    Restructuring charges                                 -     3,382
  Changes in operating assets and liabilities:
    Accounts receivable                               4,504     6,235
    Other current assets                                219      (502)
    Deferred income taxes                               146         -
    Accounts payable                                   (371)      389
    Accrued compensation                             (1,156)   (1,738)
    Other accrued liabilities                        (1,806)   (2,189)
    Income taxes payable                                 67       915
    Restructuring liabilities                        (3,023)   21,431
    Deferred revenue                                    816    (2,365)
                                                   --------  --------
 Net cash provided by operating activities            1,575     5,846
                                                   --------  --------

 Investing activities
   Purchases of property and equipment               (1,277)   (1,353)
   Proceeds from maturity of short-term investments  30,192    20,978
   Purchases of short-term investments              (19,918)  (34,995)
   Acquisition of Nimble Technology, net of cash
    assumed                                          (3,016)        -
   Final purchase price payment in connection with
    Open Software Technology acquisition                  -    (2,033)
   Net change in other assets                          (145)       62
                                                   --------  --------
 Net cash provided (used) in investing activities     5,836   (17,341)
                                                   --------  --------

 Financing activities
    Proceeds from issuance of common stock            3,638     4,529
    Stock repurchases                                (1,318)   (4,161)
                                                   --------  --------
 Net cash provided by financing activities            2,320       368
                                                   --------  --------
 Net increase (decrease) in cash and cash
  equivalents                                         9,731   (11,127)
 Effect of exchange rate on cash                        (72)      (50)
 Cash and cash equivalents at the beginning of the
  period                                             23,595    34,660
                                                   --------  --------
 Cash and cash equivalents at the end of
  the period                                       $ 33,254  $ 23,483
                                                   ========  ========

    CONTACT: Actuate Corporation
             Keren Ackerman, 650-837-4545
             kackerman@actuate.com